Exhibit 99.3

NewMarket Corporation

REGARDING OFFER TO EXCHANGE

$350,000,000 of 4.100% Senior Notes due 2022

That Have Not Been Registered Under the Securities Act of 1933

for

4.100% Senior Notes due 2022

That Have Been Registered Under the Securities Act of 1933

Fully and unconditionally guaranteed on a senior unsecured basis by certain of NewMarket Corporation’s domestic subsidiaries

To Our Clients:

We are enclosing herewith the prospectus dated                     , 2013 (the “Prospectus”) of NewMarket Corporation, the related letter of transmittal (the “Letter of Transmittal”) and the instructions to the Letter of Transmittal, which together constitute NewMarket Corporation’s offer to exchange (the “Exchange Offer”) $350,000,000 aggregate principal amount of 4.100% Senior Notes due 2022 (the “initial notes”) that were issued on December 20, 2012 and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), for 4.100% Senior Notes due 2022 that have been registered under the Securities Act (the “exchange notes”), pursuant to a registration statement of which the Prospectus is a part.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2013 unless the exchange offer is extended by NewMarket Corporation in its sole discretion.

The Exchange Offer is not conditioned upon any minimum number of initial notes being tendered.

We are the holder of record of initial notes held by us for your account. A tender of such initial notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender initial notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the initial notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make the representations contained in the Letter of Transmittal on your behalf.

Pursuant to the Letter of Transmittal, each holder of initial notes (a “Holder”) will represent to NewMarket Corporation that:

•	the Holder is acquiring the exchange notes pursuant to this Exchange Offer in the ordinary course of business;

•	the Holder has no arrangements or understanding with any person to participate in the distribution of the initial notes or the exchange notes within the meaning of the Securities Act;

•

the Holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of NewMarket Corporation, or if the Holder is an affiliate of NewMarket Corporation, the Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the Holder is not a broker-dealer, the Holder is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

•

if the Holder is a broker-dealer, the Holder is receiving the exchange notes for the Holder’s own account in exchange for the initial notes that the Holder acquired as a result of market-making activities or other trading activities, and the Holder acknowledges that the Holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes.

By acknowledging that the Holder will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, the Holder will not be deemed to admit that the Holder is an “underwriter” within the meaning of the Securities Act.

Very truly yours,